+--------+                                      /------------------------------/
| FORM 5 |                                      /        OMB APPROVAL          /
+--------+                                      /------------------------------/
[_] Check this box if                           / OMB Number:        3235-0362 /
    no longer subject                           / Expires:  September 30, 1998 /
    to Section 16.                              / Estimated average burden     /
    Form 4 or Form 5                            / hours per response...... 1.0 /
    obligations may                             /------------------------------/
    continue. See
    Instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Mulderig, Robert A.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    44 Church Street
    ----------------------------------------------------------------------------
                                   (Street)

    Hamiltion, HM12
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Mutual Risk Management Ltd. (MM)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------
4.  Statement for Month/Year December 31, 2001
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             ---
                        (give title below)                       (specify below)

    Chairman & CEO
    ----------------------------------------------------------------------------
7.  Individual or Joint/Group Reporting  (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---
    ___ Form Filed by More than One Reporting Person

--------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                            (Instr. 8)                                  Owned at            Direct       Bene-
                                (Month/                                                 end of              (D) or       ficial
                                Day/                                                    Issuer's            Indirect     Owner-
                                Year)                             (A) or                Fiscal Year         (I)          ship
                                                         Amount   (D)      Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                    941,916        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     94,116        I       by Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (7-97)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative                 2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)                    sion or             action              tion Code              ative Securities
                                           Exercise            Date                (Instr. 8)             Acquired (A) or
                                           Price of                                                       Disposed of (D)
                                           Deriv-                                                         (Instr. 3, 4, and 5)
                                           ative               (Month/
                                           Security            Day/
                                                               Year)                              ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right to buy)     $ 5.800000          12/24/01                A                17,241
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right to buy)     $13.250000
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right to buy)     $14.562500
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right to buy)     $26.250000
-----------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right to buy)     $35.187500
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option (right to
buy)                                      $ 5.800000          12/24/01                A                57,759
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option (right to
buy)                                      $13.250000
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option (right to
buy)                                      $14.562500
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option (right to
buy)                                      $26.250000
-----------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option (right to
buy)                                      $35.187500
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-                Amount or                              at End                Indi-              (Instr. 4)
 Exer-         tion         Title     Number of                              of Year               rect (1)
 cisable       Date                   Shares                                 (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
              12/24/06   Common Stock    17,241                                17,241              D
------------------------------------------------------------------------------------------------------------------------------------
              12/14/05   Common Stock     7,549                                 7,549              D
------------------------------------------------------------------------------------------------------------------------------------
              12/14/04   Common Stock     6,869                                 6,869              D
------------------------------------------------------------------------------------------------------------------------------------
              12/18/02   Common Stock     3,933                                 3,933              D
------------------------------------------------------------------------------------------------------------------------------------
              12/16/03   Common Stock     2,841                                 2,841              D
------------------------------------------------------------------------------------------------------------------------------------
              12/24/06   Common Stock    57,759                                57,759              D
------------------------------------------------------------------------------------------------------------------------------------
              12/14/05   Common Stock    62,451                                62,451              D
------------------------------------------------------------------------------------------------------------------------------------
              12/14/04   Common Stock    88,575                                88,575              D
------------------------------------------------------------------------------------------------------------------------------------
              12/18/02   Common Stock    60,067                                60,067              D
------------------------------------------------------------------------------------------------------------------------------------
              12/16/03   Common Stock    57,159                                57,159              D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



                             --------------------------------  -----------------
                             **Signature of Reporting Person          Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                                          Page 2
                                                                  SEC 2270(7-97)